EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-70965 on Form S-8, No. 333-58160 on Form S-8, No. 333-56734 on Form S-8, No. 333-108806 on Form S-8 and No. 333-104494 on Form S-3 of LNR Property Corporation of our report dated February 25, 2004, on the consolidated financial statements of LNR Property Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets) and of our report dated February 25, 2004 relating to the financial statement schedules appearing in this Annual Report on Form 10-K of LNR Property Corporation for the year ended November 30, 2003.

DELOITTE & TOUCHE LLP

Miami, Florida

February 25, 2004